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                                                                   EXHIBIT 23.01




                        INDEPENDENT ACCOUNTANTS' CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-48604) pertaining to the New Century Energies, Inc. Employee Investment Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees and New Century Energies, Inc. Employees' Savings and Stock Ownership Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees, of our reports dated June 24, 2002 relating to the financial statements of the New Century Energies, Inc. Employee Investment Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees and New Century Energies, Inc. Employees' Savings and Stock Ownership Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees as of December 31, 2001, which appear in this Form 11-K.



Minneapolis, Minnesota,
June 28, 2002